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EXHIBIT 99.3

MONDAY NOVEMBER 6, 1:19 PM EASTERN TIME

PRESS RELEASE

        ENVISION DEVELOPMENT CORP. DELISTED FROM AMERICAN STOCK EXCHANGE

MARLBORO, Mass.--(BUSINESS WIRE)--Nov. 6, 2000--Envision Development Corporation (AMEX:EDV - NEWS) today announced that it has ceased trading on the American Stock Exchange. The Company's Common Stock has been delisted from the Exchange effective with the opening of business on November 6, 2000. The delisting was a result of the Company's failure to meet certain Exchange requirements for continued listing.

Envision's Common Stock is expected to be eligible for trading on the over-the-counter bulletin board (OTCBB). The OTCBB is currently reviewing the Company's eligibility and as such the Company's securities are not yet available for trading on the OTCBB. The OTCBB is a controlled quotation service that offers real time quotes, last sales prices and volume information in over-the-counter securities.

Envision Development Corporation (www.edvcorp.com) provides secure e-mail communication technologies to corporations and individuals, professional service organization, and specialized software for collaborative communications. This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Such risks and uncertainties are described in the Company's filings with the SEC including the Company's Annual Report on Form 10K and the Registration Statement on Form S-1